Exhibit 10.4

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is made and entered into as of this 18th day of July 2019, between Sterling/Winters Company, a California Corporation DBA: Tommy Meharey MIVITM LLC (“Licensor”), and, Samsara Luggage Inc., which is currently in process of merging with Publicly Traded Darkstar Ventures Inc. [OTC: DAVC] (“Licensee”), as follows:

WITNESSETH:

WHEREAS, Tommy Meharey (“Mr. Meharey”) is an internationally famous man and designer with a highly favorable public image and strong brand identity: and a strong portfolio of multiple brands and ambassadors, also with a highly favorable public image and strong brand identi1y.

WHEREAS, Licensor has the right and authority to license certain registered trademarks and rights to the name, likeness, and visual representation of Mr. Meharey and such name, likeness, and visual representation being well known and recognized by the general public and associated in the public mind with Licensor.

WHEREAS, Licensor is the owner, by assignment, of the name. nick name, image, likeness, initials, mark, appearance, signature (including reproduced signature), autograph, endorsement, voice, and biographical material (including history, video and motion picture film portrayals, and still photography), Internet domain names and online social media user/screen names of Mr. Meharey and has developed and used intellectual property and is engaged in the licensing of the property identified in the attached Exhibit A (hereinafter, with the MIVITM LLC, (collectively referred to as the “Licensed Marks”);”, the “Licensed Property” or the “Brand”):

WHEREAS, Licensee is a manufacturer and seller of Aluminum Smart Hi-tech Luggage, and desires to use the Licensed Marks, as specifically defined in Paragraph 1.1 below, in connection with the manufacture, sale, and distribution of the Licensed Products, as specifically defined in Paragraph 1.6 below, subject to the terms and conditions provided herein; and

WHEREAS, in addition to agreeing to Licensee’s use of the Licensed Marks, Licensor wishes to cooperate with Licensee in order to develop, promote, and expand recognition of the Licensed Marks image for the mutual benefit of Licensor, Licensee, and Licensee’s customers;

WHEREAS, Licensee agrees to fully comply with Licensor Human Rights – Code of Conduct, EXHIBIT C and,

WHEREAS, Licensee will fully adopt, as well as meaningfully contribute to, the following Millennium Development Goal(s) (all of which are attached hereto as Exhibit D and incorporated herein by reference): 8. Build Global Partnerships for development (“Licensee Millennium Development Goal(s)”), and

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NOW, THEREFORE, in consideration of the mutual promises herein contained, it is hereby agreed:

1. DEFINITIONS

1.1	The term “Brand” shall mean the Licensed Products offered under the Licensed Marks.

1.2	The term “Allowance” or “Allowances” shall mean any reductions in the wholesale sales price of any Licensed Product by promotional off-invoice amounts or accruals which are directly reflected in Licensee’s written vendor agreement(s) with the specific retailer customer to which the Allowance applies.

1.3	The term “MIVITM LLC Corporate Headquarters” shall mean Rancho Mirage, CA., 92270

1.4	The term “Channels of Distribution” shall mean only those channels, which are listed on Exhibit B attached hereto and incorporated by reference herein. Exhibit B may only be modified, supplemented, and/or amended by written agreement of the Parties as provided herein.

1.5	The term “Licensed Marks” shall mean only those of Tommy Meharey’s name, likeness, visual representation and/or each of the individual components thereof, and those trademarks, service marks, logos, designs, and/or any other symbols/devices, which are set forth in Exhibit A attached hereto and incorporated by reference herein.

1.6	The term “Licensed Products” shall mean only those items, which are listed in Exhibit B attached hereto. Exhibit B may only be modified, supplemented, and/or amended by written agreement of the Parties as provided herein.

1.7	The term “Manufacturing Territory” shall mean China.

1.8	The term “Sales Territory” shall mean the North America, additional territories as approved by Licensor.

1.9	The term “Net Sales” shall mean the gross invoice amount billed (exclusive of any and all sales, Value Added Tax (“VAT”), Handling charges and restocking fees excise, local privilege or any other taxes collected from customers and owed or actually paid by Licensee to any government entity and exclusive of any and all shipping and handling charges, in all cases) to customers purchasing or receiving Licensed Products from Licensee, less Allowances, and less Trade Discounts for Licensed Products given to wholesale customers actually shown on the invoices and actually given to the customers (except cash discounts, which are not deductible in the calculation of Royalty) and, further, less any bona fide Returns actually made or allowed, or credits actually issued in lieu of Returns of the Licensed Products, as supported by credit memoranda actually issued to wholesale customers (subject to the pricing provisions of Section 5.1). No other costs incurred in the manufacturing, selling, advertising, and/or distribution of the Licensed Products shall be deducted

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1.10	The term “Parties” and/or “Party” shall mean Licensor and/or Licensee.

1.11	The term “Returns” shall mean any Licensed Product, which Licensee accepts back from any customer after purchase and delivery thereof and for which Licensee refunds the actual purchase price or issues a credit memo.

1.12	The term “Termination Date” shall mean the date, whichever is earliest, that (i) this Agreement (subject to any renewals or extensions) expires by its own terms; (ii) is thirty (30) days after receipt of notice of termination under Section 22; or (iii) any other event occurs which terminates this Agreement where no notice is required.

1.13	The term “Trade Discounts” shall mean any reductions or charge backs in the wholesale sales price of any Licensed Product, and actually granted by Licensee in writing to any customer prior to delivery.

1.14	The term “Initial Term” shall mean the period of time from the Effective Date through and including July 11, 2022.

1.15	The term “Contract Year 1” shall mean the period of time from the Effective Date through and including July 11, 2020.

1.16	The term “Contract Year 2” shall mean the period of time from July 12, 2020 through and including July 11, 2021.

1.17	The term “Contract Year 3” shall mean the period of time from July 12, 2021 through and including July 11, 2022.

1.18	The term “Royalty” or “Royalties” shall have that meaning set out in Paragraph 5.1 below.

1.19	The term “Term” shall mean the Initial Term plus any extensions, renewals of this Agreement or modifications thereof.

1.20	The term “Minimum Royalty Guarantee” shall have the meaning set out in Paragraph 5.10 below.

1.21	The term “Minimum Net Sales” shall have that meaning set out in Paragraph 3.9 below.

1.22	The term “Business Plan” shall mean a merchandise strategy and business plan for the Brand, including any supporting brands set forth in Exhibit A.

1.23	The term “Effective Date” shall mean July 12, 2019.

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2. GRANT OF LICENSE

2.1	Upon the terms and conditions set forth herein, Licensor hereby grants to Licensee the exclusive, non-transferable right, license, and privilege, and Licensee hereby accepts the exclusive, non-transferable right, license, and privilege, of using the Licensed Marks for the sale, marketing and distribution of the Licensed Products through the Channels of Distribution in the Territory during the Term (with the exceptions as stated on Exhibit B), and the nonexclusive, nontransferable right, license, and privilege of using the Licensed Marks solely upon and in connection with the manufacture of Licensed Products in the Manufacturing Territory.

2.2	Licensee agrees that it will not distribute or sell, nor authorize anyone else to distribute or sell, the Licensed Products bearing the Licensed Marks outside of the Territory or the Channels of Distribution, and that it will not knowingly sell Licensed Products bearing the Licensed Marks to persons who intend to distribute or sell the Licensed Products outside of the Territory or the Channels of Distribution.

2.3	During the Term, Licensor agrees that it will not authorize others to distribute or sell the Licensed Products bearing the Licensed Marks in the Channels of Distribution in the Territory. Licensee acknowledges that Licensor may continue to license the Licensed Marks and related marks to others to develop and promote other lines apart from the Licensed Products in the Channels of Distribution in the Territory during the Term.

2.4	All proposed Channels of Distribution and distribution outlets in Exhibit B shall be submitted in advance to Licensor and shall be subject to Licensor’s prior written approval.

2.5	Licensee may not assign or sub-license the use of the Licensed Marks to any third party without prior written approval by Licensor, and such right is expressly withheld from this Agreement. In the event that Licensor approves a sub-license to a third party, the Parties shall mutually agree upon the terms and conditions of said sub-license, including without limitation the minimum royalty guarantee and royalty rate, in a separate writing signed by the Parties.

2.6	Licensee may use sub-contractors to manufacture and/or package Licensed Products, however, such products shall only be for sale to Licensee or Licensee’s customers as sub-contractor of Licensee. Prior to producing Licensed Products, all such sub-contractors must be approved by Licensor in writing (including being audited for compliance with local laws and the Approved Code of Conduct, if Licensor requires, such audit results being satisfactory to Licensor in its sole discretion), Such sub-contractors must agree to be bound by the same terms and conditions as is Licensee under this Agreement, and Licensee must execute a Sub-Contractor Agreement, confirming the foregoing, copies of which will be provided to Licensor. Licensee will ensure that any sub-contractors will comply with all local laws regarding compensation, workplace conditions and worker ages. Licensee shall ensure that Licensor or any third-party auditors designated by Licensor shall have full access to sub-contractor’s production facilities and dormitories, and Licensor shall not be required to give Licensee any notice prior to a visit of any audit team. Licensee ensures that sub-contractors will allow Licensor or third-party auditors access to their payroll and employee records for the purpose of verifying compliance with local laws and the Approved Code. Licensee shall bear all costs of audits. Further, Licensee and all sub-contractors must conform to Licensor’s code of conduct or any other specific code of conduct adopted by Licensor from time to time. Licensor may withdraw its consent and approval of any sub-contractor at any time at the sole discretion of Licensor. Licensor’s approved code of conduct is attached as Exhibit C and incorporated by reference herein (the “Approved Code”). If Licensee or any of its sub-contractors are not in compliance with local laws or the Approved Code, Licensor, in its sole discretion, may terminate this Agreement.

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2.7	The name and address of any manufacturer or sub-contractor, other than Licensee, chosen to manufacture the Licensed Products as permitted under this Agreement and all items related thereto, including without limitation labels, hang tags, and packaging, shall be disclosed to Licensor and approved by Licensor in writing prior to production of the Licensed Products and items related thereto. The Parties further agree to have meaningful consultation prior to the selection and use of said sub-contractors, vendors, and/or manufacturers. Licensor’s approval of sub-contractors proposed by Licensee shall be in the sole discretion of the Licensor.

2.8	During the life of this Agreement, Licensee shall only sell, distribute and market Licensed Products bearing the Licensed Marks in the Channels of Distribution, and Licensee shall not conduct any other business in the Channels of Distribution other than the sale, distribution and marketing of the Licensed Products bearing the Licensed Marks, unless consented to in writing by the Licensor, such consent to be given by Licensor in its sole discretion.

2.9	.

3. BRAND DEVELOPMENT

3.1	Licensee will work diligently to conduct market research and design support and to develop a merchandise strategy and business plan for the Brand, including all supporting brands set forth in Exhibit A (Licensed Property). Licensee shall submit the Business Plan to Licensor for its review and approval within ninety (90) days of the Effective Date of this Agreement. The Parties shall work in good faith to craft a Business Plan that shall best promote and benefit the Brand

3.2	Licensee will develop a long-term strategic plan for, any and all, launch(es) of the Brand in the Channels of Distribution and Territory which shall be subject to the approval of the Licensor, such approval may not be unreasonably withheld (the “Launch Plan”). If Licensee has not launched, in a meaningful manner any Licensed Product into any Channels of Distribution or Territory under the Brand by December 1, 2019, (the outside date) Licensor may terminate this Agreement. If Licensee fails to launch the brand into agreed channels of distribution and territory within six (6) months of the agreed date for each Channel of Distribution and territory, under the brand, (but never later than the outside date), and if Licensor has not agreed otherwise, in writing, then Licensor may delete and remove any channels within the channels of distribution and any Territories, from this agreement where Licensed products have not been launched, per the launch plan and this provision. The Launch Plan must include every licensed product and every Licensed Territory.

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3.3	Licensee will begin shipping of Licensed Products A.S.A.P., however no later than December 1, 2019.

3.4	Licensee will work diligently to develop a strategic 3-year sales growth plan.

3.5

3.6	Licensee agrees that all designs, colors and names of Licensed Products are proprietary to Licensor. More specifically, Licensor shall own all intellectual property rights in the Licensed Products and Related Materials and in all sketches, artwork and/or designs for the Licensed Products and the Related Materials, at no cost to Licensor and to the extent Licensee has any rights in such intellectual property, Licensee agrees to assign and does hereby assign to Licensor (or any person or entity designated by Licensor) all of its right, title and interest in and to such products and materials.

PERIOD	MINIMUM NET SALES
Contract Year 1	$
Contract Year 2	$
Contract Year 3	$
Contract Year 4	$
Contract Year 5	$

3.7	Licensee will make best efforts to meet the following minimum totals of Net Sales of Licensed Products for the specified periods:

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3.8

3.9	In addition, if any particular product category of the Licensed Products does not increase at least ten percent (10%) in total gross sales above the total gross sales for the prior year, the Licensor may at any time, in its sole discretion, remove that product category from the list of Licensed Products and delete that category from the license granted to Licensee hereunder.

3.10	Licensee will promptly provide to Licensor any color, trend or forecast information it obtains.

3.11	Licensee agrees to become a member of Send Out Cards within 30 days of the execution of this agreement. Licensee will use Send Out Cards as a powerful marketing tool to help communicate our Partnership and promote sales. Please contact 310-557-2700 ext.193 for all information, prior to signing up with Send Out Cards.

3.12	Licensee agrees to become a member and utilize Salesforce.com, Dependable Solutions a product approval and royalty reports service. Ireland® pay, a credit card process service or any similar web platform as may be utilized by Licensor from time to time as a means of conducting Brand business and coordinating with Licensor and other licensees

3.13	At no time may Licensee’s sales of Licensed Products in the Discount and Better Off-Price Channel of Distribution account for more than twenty percent (20%) of Licensee’s total Net Sales.

4 TERMS

4.1	The term of the license hereby granted shall commence on the date of execution (the effective Date”) and shall be effective through July 31, 2022, unless terminated sooner in accordance with the provisions hereof.

4.2	Licensee shall have an option to renew this Agreement for an additional term of (5) five years and it shall be renewed, expiring on July 31, 2027, only so long as the following conditions are met:

i)	This Agreement has not been terminated for any reason prior to the expiration of the Initial Term;

ii)	At least twelve (12) months prior the expiration of the Initial Term, Licensee tenders a written notice to Licensor of its intent to exercise the option to renew the Agreement;

iii)	Licensee is in full compliance with this Agreement, including but not limited to all Minimum Guaranteed Royalty requirements and the Minimum Net Sales requirements through the expiration of the Initial Term; and,

iv)	By March 1, 2021, the Parties have agreed to the Marketing Fees, Minimum Guaranteed Royalty and any Minimum Net Sales requirements for the renewal term.

4.3	The period during which the Agreement is in full force and effect shall be the Term.

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5 ROYALTY AND PAYMENT

5.1	In consideration of the grant hereunder, Licensee shall pay Licensor royalties in U.S. dollars at a rate of Ten percent (10%) of the Net Sales for all Licensed Products sold under the Licensed Marks. Licensee further agrees to use its best efforts to increase its sales of the Licensed Products during each year of the Term. If any sales of Licensed Products are made in currencies aside from the U.S. dollar, then Royalty payments for those sales shall still be made in U.S. Dollars and shall be based on the equivalent amount in local currency calculated on the basis of the exchange rate stated in New York edition of the Wall Street Journal on the last calendar day of the applicable calendar month.

5.2

5.3

5.4	Licensee’s Royalty obligation shall accrue upon the sale or distribution, and each distribution of each Licensed Product. Licensee’s Royalty obligation for sales shall accrue upon the sale of each Licensed Product, regardless of the time of collection by Licensee and pursuant to Section 1.9 above. Such an item shall be considered “sold” when it is billed, invoiced, delivered, transferred to a customer or shipped, whichever occurs first. If Licensee distributes or sells any Licensed Product to any affiliated or related party at an amount that is less than Licensee’s lowest wholesale price charged in arms-length sales to other parties, the Royalty shall be computed at Licensee’s lowest wholesale price charged in like arms-length sales to non-affiliated third parties.

5.5	If the payment of funds to Licensor in any country is blocked from export out of any country in the Manufacturing Territory (“Blocked Funds”), such payment either may be held by Licensee, or, at the election of Licensor, deposited in an interest-bearing escrow banking or other interest-bearing escrow account, in Licensee’s name on behalf of Licensor in the blocking country (if permitted by local law) or may be removed from such country and paid to Licensor, subject to whatever restrictions, limitations, and/or taxes may be imposed by the government of such county upon such Blocked Funds. In the event of any such blockage, Licensor and Licensee shall cooperate in seeking an equitable solution. If no such solution is quickly attained, Licensor may require Licensee to, or Licensee may voluntarily upon notice to Licensor, terminate Licensee’s marketing and sale of Licensed Products in such blocked country, and this Agreement shall be deemed amended accordingly.

5.6	Within fifteen (15) days after the end of each month, Licensee shall furnish to Licensor a complete sales and royalty report certified to be accurate by the Chief Financial Officer of Licensee or by some other authorized designee of Licensee showing the number, description, and Net Sales Price of the Licensed Products distributed and/or sold by Licensee during the preceding month, as well as the number of Licensed Products in inventory at the beginning and end of the month. For this purpose, Licensee shall use the approved report form by Licensor. Such report shall be furnished to Licensor whether or not any of the Licensed Products have been sold during the preceding month. Licensee shall tender both hard copy sales and royalty report and sales in royalty report in Excel spreadsheet format to Licensor. Sales and Royalty will be furnished separately for each brand listed in Exhibit A in Excel spreadsheet format to the Licensor and sent to:

Erik Sterling and Financial Committee
P.O. Box 1410
Rancho Mirage, CA 92270
Via Email: FinancialCommittee@sterlingwinters.com

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5.7	The receipt or acceptance by Licensor of any of the reports furnished by Licensee pursuant to this Agreement or of any royalties paid by Licensee hereunder (or the cashing of any royalty checks paid by Licensee hereunder) shall not preclude Licensor from questioning the accuracy thereof at any time, and in the event that any inconsistencies or mistakes are discovered in such reports or payments, any inconsistency, mistake, or inaccuracy shall immediately be rectified, and any appropriate payment due and owing shall immediately be paid by Licensee to Licensor.

5.8	At the time Licensee delivers the above-referenced royalty reports to Licensor, Licensee shall pay all royalties due and owing directly to Licensor as indicated in the sales and royalty report for the month in which earned. Unless otherwise instructed by Licensor, all payments required by this agreement, shall be sent via wire transfer to the account indicated below, or to any other account designated in writing by Licensor. Licensee will send separate wires and reports for each Brand.

To:	STERLING/WINTERS COMPANY
% Comerica Bank
2000 Avenue of the Stars, Suite 210
Los Angeles, CA 90067
Domestic Wire - Routing #121137522
Account Name: STERLING/WINTERS COMPANY
Account #: 1891-365692

5.9	Licensee shall pay Licensor the following Minimum Guaranteed Royalties on the schedule set out below:

Time Period	Minimum Guaranteed Royalty Payment	Payment Due Date
Contract Year 1	$25,000.00	Upon Signing
Contract Year 2	$25,000.00	August 1, 2020
Contract Year 3	$25,000.00	August 1, 2021

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5.10	Minimum Guaranteed Royalty payments shall be only credited towards Royalties in the Contract Year for which they apply (i.e., Licensee receives credit towards Royalties for the Minimum Guaranteed Royalty payment made in that particular Contract Year). Credits for Minimum Guaranteed Royalty payments do not carry over into other Contract Years. The Parties understand and agree that each payment, whether it is a Royalty or the Minimum Guaranteed Royalty amounts as set forth above, is a separate and independent obligation.

5.11	Any amount (i.e., Royalties, Minimum Guaranteed Royalties, marketing fees, etc.) not paid to Licensor when due under this Agreement shall bear a late payment charge on the unpaid balance at the rate of 1.5% per month, compounded, or the maximum amount permitted by law, whichever is less

5.12	In addition to the payments above, Licensee shall pay Licensor the following brand participation fees on the following calendar year dates for the purpose of general advertising, good will and promotion of the overall MIVITM brand (not limited solely to the Licensed Products produced by Licensee under this Agreement, but the for benefit of the entire MIVITM Brand line of products):

Year 1: [$25,000.00] due on execution of this Agreement

Year 2: [$25,000.00] due on first anniversary of contract effective date.

Year 3: [$25,000.00] due on second anniversary of contract effective date.

5.13	Licensee will pay to Licensor or Designated Party, assigned by Licensor, warrants in the amount of five percent (5%) annually, of the outstanding shares of DAVC – Post merger with Samsara Luggage.

5.14	Licensor will provide (6) six product samples to Licensee, for the production marketing materials.

6 ACCOUNTING

6.1	Licensee agrees to keep accurate books of account and records covering all transactions relating to the license hereby granted, and Licensor and its duly authorized representatives shall have the right after giving reasonable notice at all reasonable hours of the day to an examination of said books of account and records relating to Licensee’s performance under the Agreement, and of all other documents and materials in the possession or under the control of Licensee or any of its affiliated, associated, or subsidiary companies or agents, with respect to the subject matter and terms of this Agreement, and shall have free and full access thereto for said purposes and for the purpose of making extracts therefrom. Upon request of Licensor, Licensee shall furnish to Licensor a detailed statement by an independent certified public accountant showing the number, description, and Net Sales of the Licensed Products covered by this Agreement distributed and/or sold by Licensee to the date of Licensor’s demand. All books of account and records shall be kept available for no less than Seven (7) years. Or, as long as required by the Internal Revenue Service, if longer than 7 years.

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6.2	Within thirty (30) days after the close of each calendar year during the term or any renewal thereof, Licensee shall furnish to Licensor an updated audited financial statement for the preceding calendar year or such other financial information as requested by Licensor. Licensor may take reasonable steps to acquire an interest in Licensee’s inventory to protect Licensor’s rights to royalties and quality control.

6.3	Each calendar year in which this contract is in effect, and after expiration or termination of this Agreement, Licensor shall be entitled to an independent audit of and be given access to Licensee’s account books, records, invoices and other pertinent data by a certified public accountant or qualified auditor designated by Licensor. The audit shall be conducted to determine Licensee’s sales of Licensed Products, as well as all returns and trade discounts, and shall be conducted during normal business hours at Licensee’s business office or location of such files and records. The cost of the audit shall be borne by Licensor unless the audit reveals that Licensee understated sales and or royalties of Licensed Products by more than two percent (2%), in which case Licensee may be required to pay all of Licensor’s costs of the audit.

6.4	Licensors exercise in whole or impart inspect records or accounts, Licensors acceptance of any statement or statements from, or the receipt our acceptance by Licensor of any payment tendered by or on behalf of, Licensee, shall be without prejudice to Licensors rights or remedies permitted by this agreement or as a matter of equity of law, and shall not preclude or prevent Licensor thereafter disputing the accuracy of any such statement or payment.

7 QUALITY ASSURANCE

7.1	Licensee acknowledges the good reputation of Mr. Meharey, and further acknowledges that all Licensed Products manufactured, distributed, and/or sold by Licensee will enhance the reputation and recognition of Mr. Meharey to the mutual benefit of the Parties. The quality of the Licensed Products shall be consistent with or exceed the average of similar products manufactured, distributed, and/or sold by Licensee, shall serve to enhance Brand recognition of the Licensed Products to the mutual benefit of the Parties, and shall be suitable for the use for which they are intended.

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7.2	All Licensed Products developed, manufactured and sold hereunder, and all labels, hang tags, packaging, catalogs, brochures, publications, printed matter, advertising, signs, promotional displays, websites, webpages, video and sound recordings, online social media pages (hereinafter the “Promotional Materials”) and other forms of publicity material for the Licensed Products, shall be subject to Licensor’s written approval in advance of use, distribution, marketing or sale. Without cost to Licensor, Licensee shall submit to Licensor for its inspection and approval, at least three (3) samples of each Licensed Product, sign, promotional display, label, hang tag, packaging, catalog, brochure, publication, printed matter, advertising, video and sound recording, and other forms of publicity material including but not limited to website and online social network pages for the Licensed Products depicting the Licensed Marks (hereinafter the “Samples”), prior to any use, marketing, advertising, sale or other distribution to the public. In lieu of submitting three (3) Samples of the Promotional Materials under this Paragraph, Licensee may submit either a computer diskette or e-mail attachment containing a depiction of one (1) Sample for Licensor’s inspection and approval. Licensor’s representative, or any duly authorized representative of Licensor designated by it in writing, shall have FIFTEEN (15) BUSINESS DAYS from Licensor’s confirmed receipt of the supplied Samples to approve or reject in writing such samples. If any such time period lapses without Licensee receiving express written approval or rejection of the supplied Samples, the Samples will be deemed approved by Licensor, provided that copies of all correspondence accompanying the Samples are submitted or sent to Licensor’s counsel in accordance with the Notice Provisions of Section 24. Licensee shall not manufacture, distribute, market and/or sell any Licensed Product, or Promotional Material depicting or incorporating the Licensed Marks until Licensee has received Licensor’s written approval of the Sample. Once Licensor approves a Sample under the terms herein, that Sample will be deemed approved for all uses unless it is materially modified. From time to time after Licensee has commenced selling the Licensed Products, and upon Licensor’s request, Licensee shall furnish without cost to Licensor a minimum of two (2) additional random samples of each Licensed Product being manufactured and sold by Licensee hereunder (and, if requested, detailed photographs, descriptions, and/or videos of the Licensed Product(s), together with the related Materials, if any, used in connection therewith.

7.3	All materials submitted for approval to Licensor in a language other than English will be accompanied by a complete and accurate English translation.

7.4	In addition to the standards required above, Licensee acknowledges the great value of the goodwill associated with Mr. Meharey and the Licensed Marks and the worldwide recognition thereof, and Licensee agrees that it will not use the Licensed Marks in any manner which, directly or indirectly, would demean, ridicule or otherwise tarnish the reputation or image of Licensor, Mr. Meharey or the Licensed Marks. Without limiting the foregoing, (i) all Licensed Products shall in all respects be manufactured, marketed and distributed in a manner consistent with the high quality standards and image of Licensor, and (ii) Licensee shall not permit the manufacture, marketing or distribution of any Licensed Product that represents, depicts or promotes (a) the glorification of violence, including but not limited to any representations of gang- or terrorist-related imagery, firearms or explosive devices, (b) sexual activities, including but not limited to any representations of body parts or sex toys, (c) religious beliefs, including but not limited to any religious iconography or any image commonly associated with any religious organization or cult, (d) any political content or (e) tobacco, alcohol or drug use.

7.5	Should any Licensed Product fail to meet the quality standards established by this Section, or fail to be manufactured, sold, and/or distributed in accordance with the same or higher quality standards and all applicable Federal, State, and local laws, or industry standards, or be subject to recall by any government or industry organization, except as provided herein, the offending products shall immediately be removed from distribution and sale, and Licensor shall have the right to remove that product from the list of Licensed Products. Licensor shall also have the option to terminate this Agreement in its entirety in its sole discretion.

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7.6	Licensee, from time to time, shall have the right to sell goods deemed irregulars and second quality as instructed by Licensor under the same royalty conditions as set out in Section 5.1 above. Licensee may sell such seconds in a way which shall not reduce the value of the Licensed Mark(s) or detract from Licensors or Mr. Meharey’s reputation and shall obtain the written approval of Licensor with respect to the terms and method of such disposal. The Percentage of seconds of any Licensed Products which may be disposed of in any given year pursuant to this section shall not, in any event, exceed Five (5%) Percent of the total number of units of that particular licensed product distributed or sold by Licensee in that year.

7.7	If any retail customer of Licensee notifies Licensee or claims to Licensee that there is a significant quality issue with any Licensed Products sold to it by Licensee, Licensee shall notify Licensor of such alleged quality issues within forty-eight (48) hours of being notified by the retailer customer involved.

7.8	From time to time, Licensor shall notify Licensee of consumer quality issues received by Licensor by Licensor’s website. Licensee shall reply back to applicable consumers within forty-eight (48) hours of its receipt of the issues from Licensor’s website.

7.9	Licensor will have the right to purchase products from the Licensee at cost for personal use, wear testing, giveaways, and other promotional uses. Products purchased hereunder shall not be for commercial resale.

7.10	Licensor shall have the right to inspect Licensee’s manufacturing premises for the sole purpose of ensuring that Licensed Marks and the quality of the Licensed Products are satisfactory. Licensee will permit a duly authorized representative of Licensor to perform such inspection during normal business hours upon reasonable notice for the purpose of ascertaining or determining compliance with this provision. Licensor will notify Licensee at least Five (5) Days in advance of any requested inspection date. All communication, verbal and written, will be conducted through Licensee during the Term of this License Agreement and for a period of three years thereafter. All information regarding the manufacturer is considered to be valuable and therefore confidential between Licensee and Licensor.

8 DISPLAY OF MERCHANDISE

8.1	Licensee agrees to maintain space in its showroom located in various high traffic locations and dedicated to display of the Licensed Products under the Brand. Licensee further agrees that the Licensed Products shall be displayed at Licensee’s showroom in the most favorable manner possible to enhance the recognition of the Brand and the Licensed Products to the mutual benefit of the Parties. The display of the Licensed Products shall be subject to the written approval of Licensor prior to any display thereof.

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8.2	All signage related to the Licensed Products shall be maintained, cleaned, updated, and replaced regularly so that the signage maintains a fresh appearance to enhance the Brand recognition of the Licensed Products to the mutual benefit of the Parties. The Parties agree to have meaningful consultation as to the design and placement of all signage. Licensor shall approve all signage in writing prior to any use thereof.

8.3	Licensee may display and offer the Licensed Products on its own company or business web page/site in a manner, which makes the Licensed Products distinctive and enhances the recognition of the Brand and the Licensed Products to the mutual benefit of the Parties. Products other than Licensed Products bearing the Licensed Marks may be displayed on the web page/site only with the written approval of Licensor. Licensee shall provide a link from its web page/site to Licensor’s web page/site. Licensor shall approve any display of the Licensed Products bearing the Licensed Marks on Licensee’s web page/site in writing prior to any display or use thereof. Licensee shall establish its web page/site within forty-five (45) days of the Effective Date of this Agreement and shall update its web page/site on a monthly basis.

8.4	Licensee may not supply the Brand to any electronic channel of distribution, including but not limited to television channels and Internet websites. All such channels are expressly excluded from the Channels of Distribution under this License and are expressly retained and reserved solely by Licensor. From time to time, in its sole discretion, Licensor may seek opportunities for distribution of the Brand through certain electronic channels of distribution, and in that event, Licensee shall assist in such efforts as may be reasonably requested by Licensor, however, Licensor is in no way bound to seek such opportunities.

9 LABELING

9.1	Licensee agrees that it will cause to appear on or within each Licensed Product manufactured, sold, and/or distributed under this Agreement and on or within all advertising, marketing, promotional, or display material bearing the Licensed Marks, the appropriate trademark and copyright notices, markings, and/or designations, and/or any other notice requested by Licensor. In the event that any Licensed Product is distributed and/or sold in a carton, container, packing and/or wrapping material bearing the Licensed Marks, such notices shall also appear upon the said carton, container, packing, and/or wrapping material.

9.2	Licensee further agrees that on all Related Materials for the Licensed Products, a licensing statement inclusive of Licensor’s web page/site address, and a mission statement, both subject to Licensor’s approval, shall appear during the term of this Agreement and any renewal or extension thereof. A true and correct copy of the licensing statement and mission statement approved by Licensor is set forth in Exhibit F attached hereto and incorporated by reference herein. Licensor reserves the right to modify, supplement, and/or alter the licensing statement or mission statement in its sole discretion and upon reasonable notice to Licensee. Each Related Material containing any such statements or Licensed Marks, as well as all advertising, marketing, promotional, and/or display material which reference the Licensed Marks and/or relate to the Licensed Products, shall be submitted to Licensor for its approval prior to any use by Licensee.

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9.3	The Parties further agree that should any of the Licensed Products be manufactured, distributed, or sold without the appropriate or requested trademark and copyright notices, markings, and/or designations, in addition to any other rights it may have, Licensor may demand the removal of the offending product from distribution and sale, and may remove that product from the list of Licensed Products.

10 PROMOTIONAL MATERIAL

10.1	Licensee is required to provide substantial advertising and promotional support for the Licensed Products bearing the Licensed Marks including, but not limited to, the following:

a.	Licensee will budget not less than ___ percent (___%) of its corporate resources to design, market, present and sell the Licensed Products under the Brand.

b.	Licensee will budget not less than ___ percent (___%) of its total media-advertising budget for the Licensed Products under the Brand.

c.	Licensee will run full-page advertising in trade publications such as [LIST TRADE PUBLICATIONS] to insure retail recognition for the Brand in the [_____] marketplace.

d.	Any print advertisements for the Licensed Products under the Brand will be full-page advertisements. In the event that a print advertisement of less than a full page is published, Licensee agrees to buy two (2) full page advertisements in the next issue of the publication, as well as publishing online advertising in a manner to be agreed between the parties.

e.	Licensee will use its best efforts to convey to the market that it is a licensee of the Brand, including but not limited to placing signage depicting the Brand prominently and in the first position at Licensee’s corporate offices and showrooms, and on Licensee’s corporate stationery, point of sale, marketing and other materials.

f.	Carton/box marking denoting Brand.

g.	Custom Brand hangtags for each Licensed Product.

h.	Point of purchase easels supplied to dealers.

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i.	Point of purchase banners, mobiles and signage supplied to dealers as needed for display set-up.

j.	Licensee will use contacts in marketplace to gain product placement with key customers.

k.	Licensee will merchandise the Licensed Products to motivate customers to build the Brand within stores, including opening order discount co-op advertising and promotional discounts as needed to properly promote the Licensed Products.

l.	Licensee will make reasonable efforts to assure adequate public relations and press coverage of the Brand within the trade.

m.	On-site sales training programs for Brand dealers.

n.	Sales event support and display set-up assistance as reasonably required.

o.	Custom catalog inserts, lithographs, tear sheets and brochures supporting the Licensed Products under the Brand.

p.	Editorial content for use on Licensor’s website.

10.2	No advertising, marketing, promotional, and display materials, or other artwork shall be used without prior written approval by Licensor. The Parties further agree that all artwork and designs involving the Licensed Marks shall be produced under appropriate “work for hire” provisions or are hereby assigned to and shall remain the property of Licensor, notwithstanding their creation by Licensee or others. Licensee shall ensure that, prior to utilizing any non-employees to create advertising, marketing, promotional, and display materials or other artwork, advertising copy, and/or other copyrightable materials related to the Licensed Marks, such persons or entities shall have executed the necessary valid agreements to convey the ownership and copyrights to these items to Licensor.

10.3	Licensee agrees not to offer for sale, advertise, publicize, market, or otherwise promote any of the Licensed Products in any manner whatsoever, including without limitation print media, radio, television, cable, internet, or other multi-media, without the prior written approval of Licensor, which approval shall not be unreasonably withheld.

10.4	The Parties further agree that in the event Licensor elects to pay for or to otherwise make a voluntary financial contribution to produce any advertising, marketing, promotional, and/or display materials of any kind, including without limitation print media, radio, television, cable, internet, or other multi-media, in connection with the Licensed Products, Licensor shall have unfettered discretion to do so.

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11 BRAND MANAGER

11.1	Licensee agrees to establish and fill a position of Brand Manager to work with Licensor to facilitate the merchandising, promotion and public relations, development, assortment, quality, and design of the Licensed Products. The choice of individual to fill the position of Brand Manager shall be subject to the prior written approval of Licensor. Said Brand Manager shall perform his/her/their duties during the term of this Agreement, and any renewal or extension thereof, and shall cooperate with Licensor to maximize the opportunities for brand development and/or brand recognition of the Licensed Products to the mutual benefit of the Parties. Brand Manager’s services will be in mutual cooperation with Licensor to achieve the common goals of the Brand. Licensor acknowledges that the Brand Manager will coordinate with specific departments inside Licensee to carry out the business under this Agreement, and that the Brand Manager will have other duties tasked to them by Licensee.

11.2	Licensor may periodically hold a Brand Summit for attendance of representatives of its licensees.

12 CONSULTATION

12.1	Licensor and Licensee agree to have meaningful consultation with each other regularly throughout the term of this Agreement and any renewal or extension thereof. The Parties agree that the purpose of the consultation will be to discuss methods and strategies to develop, promote, and expand the MIVITM brand and image for the mutual benefit of Licensor, Licensee and Licensee’s customers. To attain this mutual goal of the Parties, Licensor, or its designees, agrees to meet in person throughout the calendar year, in conformity with mutually agreed upon schedules, with Licensee, or its designees, to discuss merchandise, marketing, showroom and advertising plans and to solicit input and ideas from Licensor or its designees.

12.2	Mr. Meharey is the Chief Designer of the Brand. In addition to the services provided by Brand Manager, Licensor hereby designates Jason Winters and Jon Carrasco to serve as liaison with Licensee. Licensor may designate additional members of the MIVITM team to serve as its liaison with Licensee. Licensor reserves the right to change, modify, supplement, and/or alter this designation in any way and at any time in its sole and unfettered discretion.

12.3	The Parties further agree that Licensor may from time to time recommend sub-contractors, vendors, and/or manufacturers to Licensee that Licensee will consider in good faith. Licensee will use its best efforts to use the sub-contractors, vendors, and/or manufacturers suggested by Licensor.

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13 TRADE SHOWS

13.1	Licensor agrees to make Mr. Meharey available for one (1) personal appearance at a trade show in the United States on behalf of Licensee during each twelve (12) month period this Agreement is in effect. Requests for such appearances shall be made not less than five (5) weeks prior to the desired appearance and shall be subject to Mr. Meharey’s pre-existing personal and professional commitments. Each Trade Show Event will occur at a single location and Mr. Meharey shall not be obligated to appear for more than (90) ninety minutes per Event (unless approved by Licensor in its sole discretion). Licensee shall not promote in any manner any Trade Show Event as an autograph show.

13.2	All travel, lodging, meals, and related incidental expenses incurred by Mr. Meharey and by all traveling companions she reasonably requires for the personal appearances provided under this Section shall be paid by Licensee. Mr. Meharey and the traveling companions she reasonably requires shall either travel via private plane or first-class air and with portal-to-portal SUV ground transportation. If private plane travel is used, Licensee shall pay the round-trip fuel costs and landing fees for the relevant flight, and if airline travel is used, then Licensee shall pay for first class air travel. Mr. Meharey and the traveling companions she reasonably requires shall be lodged in first class hotel accommodations, and each shall be provided with all meals in connection with such appearances. Where any appearance is for the benefit of multiple licensees, Licensee’s portion of expenses shall be their relative percentage of such expenses based upon the number of other licensees involved.

13.3	Licensee to provided, via email to Licensor each October a list of trade shows they will be attending the following year. Email address; familycontracts@sterlingwinters.com

14 PHOTO SESSIONS

14.1	Licensor shall make Mr. Meharey available to participate in two (2) photo sessions each year during the term of this Agreement at a mutually acceptable time and place in California featuring Mr. Meharey with Licensed Products under the Brand. Said photo sessions shall be scheduled at Mr. Meharey’s convenience upon not less than five (5) weeks’ prior notice subject to his pre-existing personal and professional commitments. The photo sessions may not exceed eight (8) hours in length.

14.2	In addition to any other sums payable hereunder, Licensee shall pay Licensor all expenses for each photo session promptly upon receipt of invoice. The Parties agree that Licensor shall have the unfettered right to produce and/or manage any such photo session. Any amount paid under this Section shall not be included in the calculation of royalties pursuant to Section 5, or Brand Participation Fees pursuant to Section 5.13.

14.3	The photographs resulting from any photo session(s) shall be contracted for under “work for hire” provisions and all rights, including without limitation copyright, to the photos, negatives, and any other tangible materials bearing Mr. Meharey’s image or relating to said photo session(s), shall be the property of Licensor and are hereby assigned to Licensor. If Licensee uses photographic service of other than its employees, Licensee shall obtain written assignments to the Licensor of all copyright and other rights in any photographs, negatives, or any other materials bearing Mr. Meharey’s image. All photographs of Mr. Meharey, which the Licensee desires to use, shall be submitted to Licensor for its absolute written approval prior to any use thereof. This shall include the approval of all final retouched versions of the photos as well as the specific negatives, which might be used.

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14.4	All travel, lodging, meals, and related incidental expenses incurred by Mr. Meharey or his designee and by all traveling companions she reasonably requires for the photo session(s) provided under this Section shall be paid by Licensee. Mr. Meharey or his designee and the traveling companions she reasonably requires shall travel either by private plane or via first class air and with portal-to-portal SUV ground transportation. If private plane travel is used, Licensee shall pay the round-trip fuel costs and landing fees for the relevant flight, and if airline travel is used, then Licensee shall pay for first class air travel. Mr. Meharey or her designee and the traveling companions she reasonably requires shall be lodged in first class hotel accommodations, and each shall be provided with all meals in connection with such photo session(s).

15 RECORDING & FILMING

15.1	Except as provided herein, under no circumstance shall any recording be made by Licensee in any manner whatsoever, whether on video or audio tape, film, celluloid, and/or by any other means possible, of Mr. Meharey in connection with any appearance provided under this Agreement, including without limitation all personal appearances and photo sessions, without the prior written approval of Licensor. Should Licensor approve any such recording of any appearance by Mr. Meharey in connection herewith, said recording shall be contracted for under “work for hire” provisions and all rights, including the copyright, related to said recording of Mr. Meharey, shall belong solely to Licensor and are hereby assigned to Licensor. If Licensee uses the services of someone other than its employees to make any such recording, Licensee shall obtain written assignments to Licensor of all copyright and other rights in any recordings, negatives, or any other materials bearing Mr. Meharey’s image and/or voice. It is further agreed that any such recording of Mr. Meharey, which Licensee desires to use for any purpose whatsoever, shall be submitted to Licensor for its absolute written approval prior to any use thereof. In addition to approving the recording itself, the intended use must also be approved in writing by Licensor prior to any use thereof.

15.2	Guild/Union Requirements (SAG-AFTRA) – Tommy Meharey is a union member and Licensee will make payments accordingly for any audio or visual recordings.

16 GOOD WILL

16.1	Licensee recognizes the great value of the good will associated with the Licensed Marks and acknowledges that the Licensed Marks are distinct and all rights therein and goodwill pertaining thereto belong exclusively to Licensor, and that the Licensed Marks have a secondary meaning in the mind of the public.

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16.2	Licensee will take all reasonable steps to enhance the reputation of Mr. Meharey and the good will associated with the Licensed Marks and will not do harm thereto at any time.

17 LICENSOR’S RIGHTS

17.1	Nothing in this Agreement shall be construed to prevent Licensor from granting any other license for the use of the Licensed Marks or from utilizing the Licensed Marks in any manner whatsoever.

17.2	Licensee agrees that rights not specifically granted to Licensee are reserved by Licensor and may be used by Licensor without limitation.

17.3	Licensee agrees to furnish any Licensed Product requested by Licensor, Mr. Meharey, or Sterling/Winters Company, at manufacturer’s cost; provided, however, that any Licensed Product provided by Licensee under Section 7 shall be at no charge.

17.4	Any approval by Licensor hereunder shall not constitute waiver of Licensor’s rights or Licensee’s duties under any provision of the License Agreement.

18 PROTECTION OF LICENSOR’S RIGHTS

18.1	Licensee agrees that during the term of this Agreement, or thereafter, it will not register or attempt to register any of the Licensed Marks, nor will Licensee form or incorporate any entity under a name that includes the Licensed Marks. Licensee will not attack the title or any rights of Licensor in and to the Licensed Marks or the Licensed Products or attack the validity of this Agreement.

18.2	Licensee recognizes the great value of the goodwill that is associated with the trademarks, service marks, copyrights, Internet domain names and social media user/screen names in the Licensed Marks, and Licensee acknowledges that, as between the parties, such goodwill is owned exclusively by Licensor and any goodwill created by Licensee’s use of the Licensed Marks shall inure to Licensor’s benefit. Licensee further acknowledges that, as between the parties, all right, title and interest in and to the trademarks, service marks, copyrights, Internet domain names and social media user/screen names in the Licensed Property are owned exclusively by Licensor. Licensee shall not challenge or contest Licensor’s ownership of the trademarks, service marks, copyrights, Internet domain names and social media user/screen names in the Licensed Marks, or their validity, or the validity of the license granted by this License Agreement.

18.3	Licensee further agrees to cooperate fully and in good faith with Licensor for the purpose of securing and preserving Licensor’s rights in and to the Licensed Marks. In the event there has not been a previous registration of any Licensed Mark and/or any material relating thereto for a particular Licensed Product, Licensor may register and maintain, at its Licensee’s expense, trademarks and/or service marks in the appropriate class(es) and/or copyrights in the name of Licensor. Licensee is not permitted to register any copyright, trademark, and/or service mark on behalf of Licensor. It is further agreed that nothing contained in this Agreement, and no act or omission by Licensor and/or by Licensee shall be construed as an assignment or grant to Licensee of any right, title, or interest in or to the Licensed Marks, it being understood that all rights relating thereto are reserved by Licensor, except for the license hereunder to Licensee of the right to use and utilize the Licensed Marks only as specifically and expressly provided in this Agreement.

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18.4	Licensee also agrees to assist Licensor to the extent necessary in the procurement of any protection or to protect any of Licensor’s rights to the Licensed Marks. Licensor, if it so desires, may commence or prosecute any claims or suits in its own name, and Licensee may commence or prosecute any claims or suits only with the prior written approval of Licensor. Licensee shall notify Licensor in writing within five (5) days of any infringement or imitation by others of the Licensed Marks which may come to Licensee’s attention, and Licensor shall have the sole right to determine whether or not any action shall be taken on account of any such infringement or imitation. Licensor may, but is not required, to seek, obtain and maintain, in its own name, such intellectual property. Internet Domain name and social media user/screen name protection for the Licensed Marks in the Territory, which Licensor, in its sole discretion, believes to be appropriate and financially sound. Licensor in its sole discretion, shall designate, appoint and retain, the attorney or attorneys responsible for filing, producing and maintaining all intellectual property, Internet domain name and social media user / screen name registrations and protection for the Licensed Marks.

18.5	Licensee acknowledges that Licensor has sole and exclusive ownership of all right, title, and interest in and to the Licensed Marks and any registrations that have been issued or may be issued thereon. Licensee agrees that it will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title and interest, including without limitation applying for trademark registration in Licensee’s name for any word or mark that is the same or likely to be confusingly similar to the Licensed Marks. Licensee further agrees that its every use of the Licensed Marks shall inure to the benefit of Licensor, and that Licensee shall not at any time acquire any rights in such Licensed Marks by virtue of any use it may make of the Licensed Marks.

18.6	Nothing contained in this License Agreement shall give Licensee any right, title or interest in or to the Licensed Marks except for the rights expressly licensed by this License Agreement, and subject to its terms and conditions. Licensee shall not make any representation or do any act, which may reasonably be taken to indicate that it owns the Licensed Marks or owns any rights in the Licensed Marks other than the rights to use Licensed Marks licensed by this License Agreement.

18.7	Adaptations and modifications of Licensed Marks prepared under this License Agreement shall be included as part of the Licensed Marks.

18.8	All registrations for intellectual property, Internet domain names and social media user/screen names in the Licensed Marks are to be applied for and obtained exclusively in Licensor’s name. Licensee shall not file or register any intellectual property applications or seek any Internet domain name and/or social media user/screen name registration in the Licensed Marks, Licensed Products or any derivations, improvements, variations or modification thereof, without Licensor’s prior written approval.

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18.9	Licensee shall notify Licensor, or its designated representative, prior to entering into any agreement with any individual, company or business, for sales outside the United States of any Licensed Product, to permit the timely filing of foreign and/or international trademark and copyright applications, or other intellectual property protection, covering the Licensed Marks, in Licensor’s sole discretion.

18.10	Licensee agrees to cooperate fully and in good faith with Licensor for the purpose of securing and preserving Licensor’s rights in and to the Licensed Marks. In the event there has not been a previous registration of any Licensed Mark and/or any material relating thereto for a particular Licensed Product, Licensor may register and maintain, at its Licensee’s expense, trademarks and/or service marks in the appropriate class(es) and/or copyrights in the name of Licensor. Licensee is not permitted to register any copyright, trademark, and/or service mark on behalf of Licensor. It is further agreed that nothing contained in this Agreement, and no act or omission by Licensor and/or by Licensee shall be construed as an assignment or grant to Licensee of any right, title, or interest in or to the Licensed Marks, it being understood that all rights relating thereto are reserved by Licensor, except for the license hereunder to Licensee of the right to use and utilize the Licensed Marks only as specifically and expressly provided in this Agreement.

19 WARRANTIES AND INDEMNIFICATION

19.1	Licensor hereby indemnifies Licensee and undertakes to hold it harmless against any claims or suits, demands, losses, injuries, liabilities costs, judgments, arbitration awards, license fees, settlement, damages and expenses (including reasonable attorneys’ fees and costs, whether or not any legal proceeding is commenced) (“Losses”) for trademark infringement arising solely out of the validity of the rights to the Licensed Marks and from Licensee’s use of the Licensed Marks as granted herein and authorized under the terms of this Agreement, provided that prompt notice is given to Licensor within ten (10) days of any such claim or suit, and provided, further, that Licensor shall have the option to undertake and conduct the defense of any suit so brought, and no settlement of any such claim or suit is made without the prior written consent of Licensor. Licensor’s indemnification under this Section shall be apportioned and limited to only the portion of, and extent that, such Losses are, or are claimed to be, proximately caused by or attributable specifically to Licensee’s use of Licensed Marks in a manner permitted by this License Agreement. It is further agreed that Licensor reserves the unfettered right to select counsel to defend any such claims.

19.2	Licensee shall defend, indemnify, and hold Licensor harmless against any and all actions, claims, demands, lawsuits, loss, costs, damages, judgments, liabilities, license fees, settlement or expenses incurred, claimed, obtained, or sustained, including without limitation attorneys’ fees and costs, of any nature whatsoever, whether in law or in equity, including without limitation claims relating to or allegedly relating to the design, manufacture, sale, purchase, use, advertising, marketing, and/or distribution of any Licensed Product, whether for personal injury, product liability, intellectual property infringement, dilution, misappropriation or otherwise. Licensor reserves the right to select counsel to defend and/or bring any such claims. Notwithstanding Licensor’s right to the choice of counsel, Licensee shall solely be responsible for any and all attorneys’ fees, costs, and expenses relating to any and all such actions.

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19.3	Licensor warrants that it has the lawful capacity to execute this Agreement and that it is the owner of the Licensed Marks or the authorized licensor with right to sublicense. Licensor believes that it and Licensee are entitled to use the Licensed Marks in commerce relating to the Licensed Products, and that to the best of its knowledge and belief, no other person or entity has the right to use the Licensed Marks in commerce on the Licensed Products, either in the identical form or in such near resemblance thereto as may be likely, when applied to the goods of such other person or entity, to cause confusion, mistake, or deception.

19.4	Licensor makes no representations or warranties with respect to the design, manufacture, sale, purchase, use, marketing, and/or distribution of any Licensed Product manufactured, sold, and/or distributed by Licensee and disclaims any liability arising out of the design, manufacture, sale, purchase, use, marketing, and/or distribution of any Licensed Product, and any such express or implied warranties are hereby disclaimed.

19.5	Licensee represents and warrants to Licensor that: (i) Licensee has the full power and authority to enter into this License Agreement on behalf of Licensee and to perform all of Licensee’s material obligations pursuant to this License Agreement, and that the Licensed Products manufactured, sold, and/or distributed by Licensee under this Agreement shall be suitable for the purpose for which they are intended to be used and shall comply with all applicable Federal, State, and local laws, and industry standards. (ii) Licensee will not harm or misuse the Licensed Property or bring the Licensed Marks into disrepute, (iii) except as specifically provided in this License Agreement, Licensee will not create any expenses chargeable to Licensor or Mr. Meharey without the prior written approval of Licensor, (iv) all Licensed Products (and the content contained or used in the Licensed Products) designed, developed, marketed, distributed, published, performed or sold by Licensee pursuant to this License Agreement do not, and will not, infringe any intellectual property right or any personal right of any third party, and (v) Licensee will not knowingly permit, do or commit any act or thing that would degrade, tarnish or deprecate or disparage the Licensed Property or Licensor’s or Mr. Meharey’s public image in society or standing in the community, or prejudice Licensor or Mr. Meharey and that it will terminate such activities promptly upon written notice, and failure to do so constitutes a material breach of this License Agreement. Licensee acknowledges and agrees that there are no warranties, guarantees, conditions, covenants, or representations by Licensor as to marketability, fitness for a particular purpose, or other attributes of the Licensed Products, whether express or implied (in law or in fact), oral or written.

19.6	Licensee shall provide Licensor with prompt written notice of any lawsuits or threatened lawsuits, or other significant developments, investigations, claims, or final refusals in which Licensee is or may be named as a party or for which Licensee is obligated or has agreed to indemnify any party, and Licensee shall thereafter provide Licensor with periodic written updates concerning relevant developments in any such lawsuits as they arise.

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19.7	For purposes of this Section 19, the term “Licensor” shall mean Licensor and, without limitation, any of its agents, employees, servants, representatives, parents, subsidiaries, affiliates, officials, directors, officers, shareholders, attorneys, divisions, branches, units, affiliated organizations, successors, predecessors, contractors, assigns, and all persons acting by, through, under, or in concert with them, past or present, specifically including Mr. Meharey, MIVITM LLC, Ms. Ireland, kathy ireland® Worldwide, kathy ireland® LLC, Sterling/Winters Company, Moretz Marketing, LLC its executives and employees.

20 INSURANCE

20.1	Licensee represents that it has obtained, and agrees to maintain, at its own expense, in full force and effect at all times during which the Licensed Products are being manufactured, sold, and distributed, insurance for bodily injury, advertising injury, property damage, and product liability from a recognized insurance company approved by Licensor, which is qualified to do business in the State of California, providing protection at least in the amount of $5,000,000 per occurrence and $5,000,000 in the aggregate for Licensor and for Licensee against any actions, claims, demands, lawsuits, loss, costs, attorneys’ fees, damages, judgments, and liabilities of any nature whatsoever relating to the Licensed Products. As proof of such insurance, a fully paid certificate of insurance naming Licensor (as defined above) as Licensee shall submit an insured party certificate to Licensor for Licensor’s prior written approval before any Licensed Product is manufactured, sold, or distributed. Any proposed change in certificates of insurance shall be submitted to Licensor for its prior written approval. Licensor shall be entitled to a copy of the prevailing certificate of insurance, which shall be furnished to Licensor by Licensee. The certificate(s) shall conform to the language requirements set out in Exhibit G attached hereto.

20.2	For purposes of this Section 20, the term “Licensor” shall mean Licensor and, without limitation, any of its agents, employees, servants, representatives, parents, subsidiaries, affiliates, officials, directors, officers, shareholders, attorneys, divisions, branches, units, affiliated organizations, successors, predecessors, contractors, assigns, and all persons acting by, through, under, or in concert with them, past or present, specifically including Mr. Tommy Meharey, MIVITM, Ms. Ireland, kathy ireland® Worldwide, kathy ireland® LLC, Sterling/Winters Company, ACDC, LLC, and Moretz Marketing, LLC its executives and employees.

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21 INSOLVENCY; CHANGE OF CONTROL

21.1	If Licensee files a petition in bankruptcy or is adjudicated a bankrupt or if a petition in bankruptcy is filed against Licensee, or if it becomes dissolved, or becomes insolvent or unable to pay or discharge its liabilities in the ordinary course of business, or if Licensee assigns the whole or any substantial part of its assets or undertakings for the benefit of creditors or makes an assignment for the benefit of its creditors or any similar arrangement pursuant to any federal or state law, compulsory or voluntarily, or if a receiver or other similar officer is appointed for the whole or any part of the assets or undertakings of Licensee or its business, or if Licensee stops payment to its creditors generally, or ceases or threatens to cease to carry on its business or any substantial part thereof, or if Licensee merges or consolidates with or into any other corporation, or directly or indirectly sells or otherwise transfers, sells, or disposes of all or a substantial portion of its business or assets, or if a third party who does not own stock acquires a majority of the voting stock of Licensee, Licensor may terminate this Agreement by giving notice to Licensee of its intention to terminate and such termination shall be effective immediately. In the event this Agreement is so terminated, Licensee, its receivers, representatives, trustees, agents, administrators, successors, and/or assigns shall have no right to sell, exploit, or in any way deal with or in any Licensed Products covered by this Agreement or any related advertising, marketing, promotional, and display materials, including without limitation cartons, containers, packing, and wrapping materials, except with and under the special consent and instructions of Licensor in writing, which they shall be obligated to follow.

21.2	In the event this Agreement is so terminated under this Section 22, Licensee, its receivers, representatives, trustees, agents, administrators, successors, and/or assigns shall have no right to sell, exploit, or in any way deal with or in any Licensed Products covered by this Agreement or any related advertising, marketing, promotional, and display materials, including without limitation cartons, containers, packing, and wrapping materials, except with and under the special consent and instructions of Licensor in writing, which they shall be obligated to follow.

22 TERMINATION

22.1	Except as otherwise provided herein, in the event either party breaches or fails to perform any of its material duties and obligations pursuant to the terms of this Agreement, the non-breaching party shall have the right to terminate this Agreement upon thirty (30) days’ notice in writing, and such notice of termination shall become effective unless the breaching party shall remedy the breach within the thirty (30) day period to the reasonable satisfaction of the non-breaching party. The Parties agree to make a reasonable effort to resolve any disputes or breaches prior to exercising the right of termination.

22.2	Termination of this Agreement shall be without prejudice to any rights, which Licensor may otherwise have against Licensee. Upon the termination of this Agreement, notwithstanding anything to the contrary herein, all royalties on sales theretofore made and any other monies owed, shall become immediately due and payable, and all rights and licenses granted hereunder shall cease and revert to Licensor. Further, Licensee will withdraw or cancel any governmental filings made on its behalf that include the Licensed Marks. Licensee shall immediately cease and desist from using the Licensed Marks in any way. Unless otherwise stated in this Agreement, Licensee shall have no right to sell, exploit, or in any way deal with or in any Licensed Products covered by this Agreement or any related advertising, marketing, promotional, and display materials, including without limitation cartons, containers, packing, and wrapping materials, except with and under the special consent and instructions of Licensor in writing, which they shall be obligated to follow. Licensee shall immediately return any and all Confidential Information of Licensor to Licensor, as well as marketing and advertising materials bearing the Licensed Marks.

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22.3	Upon the natural expiration or termination of this Agreement, neither Party shall make any publicly disparaging comments regarding the other or its business, whether written, oral, or electronic. This provision shall survive the expiration or termination of this Agreement. However, nothing herein shall limit either Party’s right to arbitration or other judicial remedies as set out in this Agreement.

22.4	Licensee acknowledges that a failure (except as otherwise expressly provided herein) to cease the manufacture, sale, transmission, broadcast or distribution of the Licensed Products upon the terminations or expiation of this License Agreement will result in immediate and irreparable damage to Licensor and Mr. Meharey. Licensee further acknowledges that there is no adequate remedy at law for such failure to cease manufacture, sale or distribution, and in the event of such failure, Licensor and/or Mr. Meharey shall be entitled to equitable relief and such further relief as a court or agency with jurisdiction may deem just and proper.

22.5	Upon termination or expiration of this License Agreement, all of the rights granted hereunder to Licensee, and all rights, title and interest in and to the Licensed Marks, including but not limited to, patent, industrial design, copyright, trademark, service mark, trade dress and all improvements, additions and changes thereto, trade secret rights, and goodwill relating to the Licensed Marks, shall revert to Licensor. Licensee agrees to promptly execute all documents that may be reasonably necessary to affect the foregoing. This right and obligation shall survive the terminations or expiration of this License Agreement.

23 FORCE MAJEURE

23.1	The Parties shall be released from their obligations hereunder, and this Agreement shall terminate in the event that governmental regulations or other causes arising out of a state or national emergency or war or causes beyond the control of the Parties render performance impossible, and one Party so informs the other in writing of such causes and its desire to be so released. In such event, all royalties on sales and all other monies due, theretofore made shall become immediately due and payable to Licensor.

24 NOTICES

24.1	Any notice, communication, statement, payment, or legal service of process required or permitted under this Agreement shall be in writing and shall be effective when hand delivered; or on the date when the notice, communication, statement, payment, or legal service of process is transmitted by confirmed electronic facsimile (with a confirmation copy sent by mail); or the day after the notice, communication, statement, payment, or legal service of process is sent by reputable overnight air courier service (e.g., Federal Express). All such communications shall be sent to the Parties at the notice addresses listed below or to such other persons and the Parties to each other may designate notice addresses as in writing.

-26-	Initials: _______ Initials: _______

If to Licensor:	Sterling/Winters Company PO Box #1410 Rancho Mirage, CA 92270 Facsimile: 310 557-1722 Attention: Erik Sterling Email: esterling@sterlingwinters.com
With a copy to:	Mr. Marty Singer Lavely & Singer Professional Corp. 2049 Century Park East #2400 Los Angeles CA. 90067 Email: MDSinger@lavelysinger.com Facsimile: (310) 556-3615
If to Licensee:	Samsara Luggage, Inc. One University Plaza, Suite #505 Hackensack, NJ 07601 Phone: 011-972-52-5345343 Israel Attention: Atara Dzikowski Email: atara@samsaraluggage.com

25 NEGATION OF AGENCY

25.1	Licensee is an independent contractor. Nothing contained herein shall be deemed to create an agency, joint venture, franchise, or partnership relation between the Parties, and neither Party shall so hold itself out. Licensee shall have no right to obligate or bind Licensor in any manner whatsoever, and nothing contained in this Agreement shall give, or is intended to give, any rights of any kind to any third person(s).

26 ASSIGNABILITY

26.1	This Agreement shall inure to the benefit of Licensor, its successors, and assigns, but will be personal to Licensee, and shall be assignable by Licensee only with the prior written consent of Licensor. Licensee shall not mortgage, assign, sub-license, or otherwise encumber this Agreement without the prior written consent of Licensor. Licensor shall be entitled to assign this Agreement to any third party with notice to Licensee, including any such assignment in connection with the sale or transfer of Licensor’s business, provided, however, that Licensor shall have the option to terminate this Agreement in lieu of assignment to any successor of Licensor’s business in connection with any such sale or transfer.

26.2	In the event Licensor terminates this Agreement in connection with a sale of its business, Licensee shall have a period of six (6) months from the effective date of termination in which to sell off its inventory of Licensed Products, subject to the terms and conditions of this Agreement, including paying Royalties.

-27-	Initials: _______ Initials: _______

27 MODIFICATION AND WAIVER

27.1	Except as otherwise provided herein, no agreement or understanding purporting to add to or to modify the terms and conditions of this Agreement shall be binding unless agreed to by the Parties in writing. Any terms and conditions set forth in any forms used by the Parties, which are in conflict with the terms and conditions of this Agreement, shall be void and have no effect. The Parties further agree that the Exhibits to this Agreement may be modified, amended, altered, and/or supplemented from time to time in writing signed by authorized representatives of the Parties.

27.2	It is agreed that no waiver by either Party hereto or any breach or default of any of the provisions set forth herein shall be deemed a waiver as to any subsequent and/or similar breach or default.

28 GOVERNING LAW

28.1	This Agreement shall be construed in accordance with and the laws of the State of California shall govern all disputes relating hereto without giving effect to any conflicts of law provisions. The Parties consent to the jurisdiction of the courts of competent jurisdiction, federal or state, situated in the State of California, County of Los Angeles for the bringing of any and all actions relating hereto. It is further agreed that, subject to mutual agreement of the Parties in writing signed by authorized representatives of the Parties, Licensor and Licensee may consider mediating disputes relating to this Agreement, if any, prior to arbitration and/or any action relating hereto.

29 CONFIDENTIALITY

29.1	The Parties agree that the terms, conditions, and subject matter of this Agreement constitute confidential and proprietary information belonging to Licensor. Licensee agrees not to divulge any confidential and proprietary information pertaining to Licensor or this Agreement to any third party without prior written consent of Licensor. Licensee shall take any and all lawful measures to prevent the unauthorized use and/or disclosure of such confidential information, and to prevent unauthorized persons or entities from obtaining or using such information. Licensee further agrees to refrain from directly or indirectly taking any action, which would constitute or facilitate the unauthorized use or disclosure of such confidential information. Licensee may disclose such confidential and proprietary information to its officers, directors, employees, agents, and authorized representatives to the extent necessary to enable Licensee to perform its obligations under this Agreement, provided that said officers, directors, employees, agents, and/or authorized representatives execute an appropriate confidentiality agreement approved by Licensor, which by its terms shall be enforceable by injunctive relief. Licensee shall be liable for any unauthorized use and disclosure of such confidential information by its officers, directors, employees, agents, and authorized representatives, including without limitation its attorneys and accountants. The Parties further agree that any breach or threatened breach of this Section would cause irreparable harm to Licensor, that a remedy at law or in damages would be inadequate, and that the provisions of this Section may be enforced by way of injunctive relief in addition to any other rights available to Licensor in law or in equity.

-28-	Initials: _______ Initials: _______

29.2	For purposes of this Agreement, “confidential and proprietary information” includes, but is not limited to, the terms, conditions, and subject matter of this Agreement, and Licensor’s business, including any financial, cost, pricing, and royalty information; product development, business, marketing, promotion, distribution, sales, sales plans, and strategies; information concerning Licensor’s product development and intellectual property; information concerning manufacturing processes relating to the Licensed Products, or trade secrets. The foregoing confidentiality obligations shall not apply to information that: (1) was previously known to the recipient free of any obligation to keep it confidential; (2) was independently developed by recipient; or (3) is or becomes publicly available by means other than the unauthorized disclosure by recipient.

29.3	In the event that any judicial or regulatory authority requests or requires disclosure of any Confidential Information of the other party, the receiving party shall promptly notify the disclosing party of the requested or required disclosure and shall cooperate with the disclosing party in any effort to avoid or limit such disclosure.

30 ENTIRE AGREEMENT AND ADMISSIBILITY

30.1	This Agreement constitutes the complete understanding between the Parties and supersedes any and makes void any and all prior agreements, promises, representations, or inducements, no matter their form, concerning the subject matter of this Agreement. The Parties desire that this Agreement represent a single and completely integrated contract expressing the entire agreement of the Parties with respect to the subject matter of this Agreement. No promises, agreements, or modifications to this Agreement made subsequent to the execution of this Agreement by the Parties shall be binding unless reduced to writing and signed by authorized representatives of the Parties. The Parties to this Agreement agree that this Agreement may be used as evidence in any subsequent proceeding in which any Party alleges a breach of this Agreement or seeks to enforce its terms, provisions, or obligations.

31 SEVERABILITY

31.1	Whenever possible, each provision of this Agreement shall be interpreted in such a manner to be effective and valid under applicable law. Should any of the provisions or terms of this Agreement be determined illegal, invalid, or unenforceable by any court of competent jurisdiction, validity of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, invalid, or unenforceable part, term, or provision shall be deemed not to be a part of this Agreement.

32 RECITALS & PARAGRAPH HEADINGS

32.1	The terms of this Agreement are contractual, not a mere recital, and are the result of joint negotiations between, and joint drafting by, the Parties, and are therefore not to be construed in favor of or against either Party. All recitals are incorporated by reference into this Agreement. Caption and Paragraph headings are used for convenience and reference only, are no part of this Agreement, and shall not be used in interpreting, construing, defining, limiting, extending, or describing the scope of this Agreement, or any provision hereof, in any way.

-29-	Initials: _______ Initials: _______

33 ATTORNEY FEES AND COSTS

33.1	Should any action be necessary to enforce the terms of this Agreement, the prevailing Party will be entitled to recover reasonable attorneys’ fees and costs.

34 EXECUTION OF COUNTERPARTS

34.1	This Agreement may be executed in two or more duplicate bond or facsimile counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of the Agreement, it shall not be necessary to produce more than one such counterpart.

35 EQUITABLE RELIEF

35.1	The Parties acknowledge that the subject matter of this Agreement relates to services and rights, which are extraordinary and unique, and which cannot be replaced or adequately compensated in money damages, and any breach by Licensee of this Agreement will cause irreparable injury to Licensor.

36 ARBITRATION

36.1	Arbitration - Mandatory Confidential Binding Arbitration of Disputes. The exclusive manner of resolution of any and all future disputes or controversies of any kind or nature between the Parties, however characterized, including without limitation any claim arising from alleged unauthorized disclosure of Confidential Information, any claim for breach, non-performance, specific enforcement, enforcement, interpretation or validity of this Agreement, among other claims, shall be pursuant to the procedures set forth below for Mandatory Confidential BINDING Arbitration. Mandatory Confidential BINDING Arbitration shall take place in Los Angeles, California administered by either JAMS (“JAMS”) under the JAMS Comprehensive Arbitration Rules and Procedures (“JAMS Rules,” available at http://www.jamsadr.com/), applying California law. The Parties expressly consent to such jurisdiction and venue. Such Arbitration shall be before one neutral Arbitrator selected either by mutual agreement of the Parties or selected pursuant to JAMS Rules. Any papers required to be delivered or served on the Parties in connection with such Arbitration may be sent pursuant to this Agreement’s Notice provisions.

36.2	The Arbitration proceeding and hearing shall be confidential and shall constitute Confidential Information protected from disclosure by this Agreement. All costs, fees, expenses and/or charges required to be paid to the Arbitrator and/or JAMS shall be borne pursuant to JAMS Rules, subject to reassessment in favor of the prevailing Party, who shall be entitled to recovery of same. The Parties shall have the right to conduct discovery in accordance with California Code of Civil Procedure § 1283.05 et seq. and the written discovery requests and discovery results shall be deemed to constitute Confidential Information. The Arbitrator shall render a written opinion which contains his/her factual and legal reasoning. The decision of the Arbitrator shall be binding and conclusive on the Parties and not reviewable or appealable other than as provided by California law.

36.3	Whether a dispute is arbitrable and enforceability of this Agreement shall be determined by the Arbitrator and not by any court. The Arbitrator shall be empowered to rule on his/her own jurisdiction, and shall have the right to impose any and all legal and equitable remedies that would be available to any Party before any governmental dispute resolution forum or court of competent jurisdiction, including without limitation temporary, preliminary and permanent injunctive relief, compensatory damages, actual damages, liquidated damages, accounting, disgorgement, specific performance, attorneys’ fees and costs, and punitive damages. In the event of any actual or threatened breach of this Agreement may cause a Party irreparable harm, such Party may seek on an expedited basis pursuant to JAMS Rules ex parte issuance of a restraining order and preliminary injunction or interim award.

36.4	If a request for extraordinary and/or immediate provisional relief is filed by a Party and if no Arbitrator has been appointed, JAMS shall appoint an Arbitrator who shall determine the request at the earliest practicable time. The Arbitrator so appointed shall be determined by JAMS in its discretion not to have any material disclosure as to any Party or counsel, and the Parties shall waive the right to formal disclosure and the right to disqualify the arbitrator so appointed as otherwise permitted by the California Arbitration Act. The Parties understand that these waivers are intended to effectuate their agreed process of immediate determination of a request for provisional relief.

-30-	Initials: _______ Initials: _______

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be duly executed as of the day and year first above written.

Sterling/Winters Company, a California Corporation, DBA: MIVITM LLC:

By:	/s/ Tommy Meharey
Name: Tommy Meharey
Title: Co-Founder
Date: July 30, 2019

Samsara Luggage Inc.:

By:	/s/ Atara Feiglin Dzikowski
Name: Atara Feiglin Dzikowski
Title: CEO
Date: July 24, 2019

-31-	Initials: _______ Initials: _______

EXHIBIT A

Licensed Property

1.	Tommy Meharey MIVITM

2.	Tommy Meharey likeness, only as approved in writing by Licensor and only in connection with the Licensed Products specified in Exhibit B to this Agreement.

3.	MIVITM logo(s) only for the Licensed Products specified in Exhibit B to this Agreement and only as shown in the following specimen(s):

4.	Licensor may designate other supporting brands or categories, in writing from time to time.

-32-	Initials: _______ Initials: _______

EXHIBIT B

LICENSED PRODUCTS:

Aluminum Smart Hi-Tech Luggage

CHANNELS OF DISTRIBUTION:

[Insert Channels of distribution]; and,

Retail websites owned and operated by retailers in the above channels

Mass Market and Low Tier Department Stores (i.e., Wal-Mart, K-Mart, Target, and Sears), as well as club stores (i.e. Sam’s), are specifically excluded from the approved Channels of Distribution under this Agreement. Internet Retailers will be handled on an individually, approved by Licensor basis. Internet and Electronic channels of distribution must maintain the integrity of the Brand

Televised retail channels (HSN, QVC, etc.) are approved Channels of Distribution. However, acceptance of any channels of distribution must not require the personal appearance of Tommy Meharey.

-33-	Initials: _______ Initials: _______

EXHIBIT C

CODE OF CONDUCT

行为守则

1. PURPOSE: [LICENSEE] is committed to using only manufacturers to strive to conduct business in a highly professional and ethical manner. This document outlines those commitments each facility makes in respect to its compliance with applicable law and tis personal practices and policies.

1.目的：[被许可人]承诺只使用了力争在一个高度专业和道德的方式开展业务的厂家。本文概述了这些各设施使得在尊重其遵守适用的法律和个人的做法和政策的承诺。

2. CHILD LABOR: The facility agrees not to use child labor in the manufacturing, or distribution of the Goods. The term “child” refers to a person younger than the local legal minimum age for employment or the age for completing compulsory education; provided, however, in no event shall the Facility use any person below the age of (15) fifteen. The Facility also agrees to comply with all other Laws applicable to employees, regardless of the age of an employee.

2. 童工：该中心同意不使用童工在制造，或货物配送。 “童工”是指一个人年龄低于当地法定最低就业年龄或年龄在完成义务教育;提供的，但是，在任何情况下，基金使用任何人（15）15岁以下。该基金还同意遵守适用于所有员工的其他法律，不论雇员的年龄。

3.FORCED LABOR: The Facility agrees to employ only persons whose presence is voluntary. The Facility agrees not to use any forced or involuntary labor, whether prison, bonded, indentured or otherwise.

3. 强迫劳动：该基金同意只雇用人员，其存在是自愿的。该基金同意不使用任何强迫或非自愿劳动，无论是监狱，保税，契约或其他方面。

4. ABUSE OF LABOR: The Facility agrees to treat each employee with dignity and respect and not to use corporal punishment, threats of violence, or other forms of physical, sexual, psychological or verbal harassment or abuse.

4. 滥用劳动：该基金同意把每个员工的尊严和尊重，不使用体罚，暴力威胁或其他形式的身体，性，心理或言语上的骚扰或虐待。

5. NON-DISCRIMINATION: The Facility agrees not to discriminate in hiring and employment practices, including salary, benefits, advancement, discipline, termination, or retirement on the basis of race, religion, age, nationality, social or ethnic origin, sexual orientation, gender, political opinion or disability.

5. 不歧视：该基金同意不会在雇佣和招聘活动，包括工资，福利，晋升，纪律，终止或退休种族，宗教，年龄，国籍，社会或民族，性取向，性别的基础上歧视，政治观点或残疾。

6. ASSOCIATION: The Facility agrees to follow employees to organize and bargain collectively without penalty or interference in accordance with local Laws.

6. 关联关系：该基金同意遵守雇员组织和集体谈判不受处罚或干预按照当地的法律。

7. WAGES, DENEFITS AND WORKING HOURS: The facility recognizes that wages are essential to meeting employee’s basic needs. The Facility agrees to comply, at a minimum, with all applicable wages and hour Laws, including minimum wage, overtime hours, maximum hours, piece rates and other elements of compensation and shall provide legally mandated benefits.

7. 工资，福利和工作时间：该厂认识到，工资是必要的，以满足员工的基本需求。该基金同意遵守，至少，所有适用的工资和工时的法律，包括最低工资，加班，最长工时，计件工资和补偿等内容，并应提供法定福利。

8. HEALTH AND SAFETY: The Facility agrees to provide employees with a safe and healthy workplace environment in accordance with all applicable Laws, ensuring at a minimum, reasonable access to potable water and sanitary facilities, fine safety and adequate lighting and ventilation. The Facility also agrees to ensure that the same standards of health and safety are applied to any housing it provides for employees.

8. 健康和安全：该基金同意为员工提供一个安全和健康的工作环境符合所有适用法律，确保在最低限度，合理获得饮用水和卫生设施，精美的安全性和足够的照明和通风。该基金也同意，以确保健康和安全的相同标准适用于它提供了雇员的住房

9. COMPLIANCE: The Facility agrees to take appropriate steps to ensure that the provisions of the COC are communicated to its employees, including by prominent posting a copy of this COC in the local language on one or more bulletin boards in places readily accessible to employees at all times.

9. 合规性：本基金同意采取适当措施，以确保奥委会的规定传达给员工，其中包括由著名张贴在当地语言的一个或多个电子公告板的名额该行为准则的副本容易获得员工的所有次。

10. ENVIRONMENT: Business partners should share our concern for the environment and adhere to their local and national laws regarding the protection and preservation of the environment.

10. 环境：业务合作伙伴应该分享我们对环境的关注，并坚持对环境的保护和维护当地和国家法律。

11. LEGAL REQUIREMENTS: Business partners should be in compliance with all legal requirements involved in conducting the business.

11. 法律要求：业务合作伙伴应符合参与开展业务的所有法律要求。

12. Our Business Partners are required to provide full access to their facilities and those of their manufacturers, vendors and subcontractors, and to release records relating to employment practices. We may conduct on-site inspections of facilities to monitor the standards and assure the quality of our products.

12. 我们的业务合作伙伴必须提供完全访问他们的设备和那些他们的制造商，供应商和分包商，并发布有关用工行为记录。我们可以进行现场视察设施，以监控标准，确保了产品的质量。

Please report Violations Anonymously by emailing to: esterling@sterlingwinters.com

esterling@sterlingwinters.com：请通过电子邮件以匿名方式举报违规行为

EXHIBIT E

Approved Royalty Report Form

EXHIBIT F

Approved Licensing Statement

Manufactured and distributed by.

Samsara Luggage

On behalf of MIVITM LLC.

Website

TBD

EXHIBIT G

REQUIRED INSURANCE CERTIFICATE

Under Description of Operations state the following:

Certificate Holder Kathy Ireland, kathy ireland® Worldwide, kathy ireland® LLC, The Sterling/Winters Company, and Moretz Marketing LLC it’s partners, subsidiaries, affiliates; their directors, officers and employees are named additional insured with regards to liability arising out of operations of the named insured.

The Certificate Holder should be listed as:

kathy ireland® Worldwide

PO Box #1410

Rancho Mirage, CA., 92270

Send copies of Certificate to:

kathy ireland® Worldwide

Erik Sterling

FinancialCommittee@sterlingwinters.com

Mitchka Lyonnais

mlyonnais@mmibi.com

Momentous Insurance Brokerage, Inc.

- END OF CONTRACT-